EXHIBIT 99.1

CONTACT:

Felicia Vonella

Acorda Therapeutics

(914) 326-5146

fvonella@acorda.com

FOR IMMEDIATE RELEASE

Acorda Announces Royalty Monetization Transactions for $53 Million

ARDSLEY, NY – November 17, 2017 – Acorda Therapeutics, Inc. (Nasdaq: ACOR) announced a $40 million royalty monetization with HealthCare Royalty Partners (HCR) and a $13 million royalty monetization with H. Lundbeck A/S.

In return for the payment to Acorda, HCR obtains the right to receive royalty revenue on FAMPYRA® (prolonged-release fampridine tablets) payable by Biogen, up to an agreed upon threshold of royalties. After this threshold is met, if ever, Acorda will continue to receive FAMPYRA royalty revenue until this revenue stream ends. The transaction does not include potential future milestones to be paid by Biogen.

H. Lundbeck and Acorda have amended the license agreement for Selincro® to eliminate future royalty and milestone obligations on sales of Selincro outside of the United States.

Morgan Stanley & Co. LLC served as sole structuring agent on the Fampyra monetization and Covington & Burling LLP served as legal advisor to Acorda.

About FAMPYRA Royalties

FAMPYRA® (prolonged-release fampridine tablets) is a treatment indicated to improve walking in adult patients with multiple sclerosis (MS) who have walking disability. Biogen has had a license from Acorda to develop and commercialize FAMPYRA in all markets outside the United States under a Collaboration Agreement signed in 2009.

About Healthcare Royalty Partners

HCR is a private investment firm that purchases royalties and uses debt-like structures to invest in commercial or near-commercial stage life science assets. HCR has $3.5 billion in cumulative capital commitments with offices in Stamford (CT), San Francisco, Boston and London. Since 2003, HCR's senior professionals have completed more than 60 healthcare investments. For more information, visit www.healthcareroyalty.com.

About Lundbeck

H. Lundbeck A/S is a global pharmaceutical company specialized in psychiatric and neurological disorders. For more than 70 years, they have been at the forefront of research within neuroscience. Key areas of focus are depression, schizophrenia, Parkinson's disease and Alzheimer's disease. For additional information, visit www.lundbeck.com.

About Selincro

Selincro is a European Medicines Agency (EMA)-approved orally administered therapy for alcohol dependence therapy. Selincro has been introduced across Europe by Biotie's partner, H. Lundbeck A/S, a Danish pharmaceutical company specializing in central nervous system products. Selincro is not approved for use in the U.S. and is not under development for use in the U.S.

About Acorda Therapeutics

Founded in 1995, Acorda Therapeutics is a biopharmaceutical company focused on developing therapies that restore function and improve the lives of people with neurological disorders. Acorda has a pipeline of novel neurological therapies addressing a range of disorders, including Parkinson’s disease and multiple sclerosis. Acorda markets two FDA-approved therapies, including AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg.

Forward-Looking Statement

This press release includes forward-looking statements. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including: the ability to realize the benefits anticipated from the Biotie and Civitas transactions, among other reasons because acquired development programs are generally subject to all the risks inherent in the drug development process and our knowledge of the risks specifically relevant to acquired programs generally improves over time; the ability to successfully integrate Biotie’s operations into our operations; we may need to raise additional funds to finance our operations and may not be able to do so on acceptable terms; our ability to successfully market and sell Ampyra (dalfampridine) Extended Release Tablets, 10 mg in the U.S., which will likely be materially adversely affected by the March 2017 court decision in our litigation against filers of Abbreviated New Drug Applications to market generic versions of Ampyra in the U.S.; the risk of unfavorable results from future studies of Inbrija (CVT-301, levodopa inhalation powder), tozadenant or from our other research and development programs, or any other acquired or in-licensed programs; we may not be able to complete development of, obtain regulatory approval for, or successfully market Inbrija, tozadenant, or any other products under development; third party payers (including governmental agencies) may not reimburse for the use of Ampyra, Inbrija or our other products at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; the occurrence of adverse safety events with our products; failure to maintain regulatory approval of or to successfully market Fampyra outside of the U.S. and our dependence on our collaborator Biogen in connection therewith; competition; failure to protect our intellectual property, to defend against the intellectual property claims of others or to obtain third party intellectual property licenses needed for the commercialization of our products; and failure to comply with regulatory requirements could result in adverse action by regulatory agencies.

These and other risks are described in greater detail in our filings with the Securities and Exchange Commission. We may not actually achieve the goals or plans described in our forward-looking statements, and investors should not place undue reliance on these statements. Forward-looking statements made in this press release are made only as of the date hereof, and we disclaim any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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